UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 31, 2020

Lonestar Resources US Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37670	81-0874035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
111 Boland Street, Suite 301
Fort Worth, Texas 76107
(Address of principal executive office) (Zip Code)
(817) 921-1889
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Voting Common Stock, par value $0.001 per share	LONE	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Forbearance Agreement

As previously disclosed, Lonestar Resources US Inc., a Delaware corporation (the “Company”), elected not to make the approximately $14.1 million interest payment (the “Interest Payment”) due and payable on July 1, 2020 with respect to its 11.25% senior notes due 2023 (the “Notes”) issued under the indenture governing the Notes, dated as of January 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Indenture”). The Company elected not to make the Interest Payment in order to evaluate certain financial alternatives.

The Company’s failure to make the Interest Payment on July 1, 2020 represented an event of default under the Credit Facility (as defined below) at that time and the Company’s failure to make the Interest Payment within thirty days after it is due and payable constitutes an “event of default” under the Indenture. As active discussions are still ongoing regarding the Company’s evaluation of financial alternatives, the Company determined it would not make the Interest Payment prior to the expiration of the thirty day grace period, resulting in an event of default under the Indenture.

On July 31, 2020, the Company and certain of its subsidiaries, entered into a forbearance agreement (the “Forbearance Agreement”) with certain holders of the outstanding Notes and any additional holder of Notes that becomes a party hereto in accordance with the terms thereof (collectively, the “Forbearing Holders”).

Pursuant to the Forbearance Agreement, subject to certain terms and conditions therein, the Forbearing Holders have agreed to temporarily forbear from the exercise of any rights or remedies they may have in respect of the aforementioned event of default under the Indenture. The Forbearance Agreement terminates on August 21, 2020, unless certain specified circumstances cause an earlier termination.

The above description of the terms of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Amendment to the Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement

As previously disclosed, on July 2, 2020, the Company and certain of its subsidiaries entered into a Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement with Citibank, N.A., as administrative agent, and the lenders party thereto (the “Credit Facility Forbearance Agreement”) with respect to the Company’s senior secured credit facility (as amended, supplemented or modified from time to time, the “Credit Facility”). Pursuant to the Credit Facility Forbearance Agreement, among other things, the administrative agent and the lenders under the Credit Facility (the “Lenders”) agreed to refrain from exercising their rights and remedies under the Credit Facility and related loan documents with respect to certain defaults, including the Company’s failure to make the Interest Payment on time, until July 31, 2020, subject to an earlier termination as a result of certain specified circumstances.

On July 31, 2020, the Company and certain of its subsidiaries entered into an Amendment (the “Amendment”) with respect to the Credit Facility Forbearance Agreement with the Lenders, pursuant to which the Lenders agreed to extend the stated term of the Credit Facility Forbearance Agreement until August 21, 2020.

The above description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement  .

The disclosures under Item 1.01 above are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Forbearance Agreement, dated July 31, 2020 by and among the Company, the guarantors under the Indenture and certain holders of notes party thereto.
10.2
Amendment No. 1 to the Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement, dated July 31, 2020, by and among Lonestar Resources America Inc., the guarantors under the Credit Facility, the Lenders and Citibank, N.A., as Administrative Agent for the Lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lonestar Resources US Inc.

Dated: August 3, 2020	By:	/s/ Frank D. Bracken, III
	Name:	Frank D. Bracken, III
	Title:	Chief Executive Officer

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